                         SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of
          the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                       DUKE REALTY INVESTMENTS, INC.
-----------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)

                       DUKE REALTY INVESTMENTS, INC.
------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check appropriate box):

/X/  No Fee Required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
     11.
     1)   Title of each class of securities to which transaction applies:
          ---------------------------------------------------------------
     2)   Aggregate number of securities to which transaction applies:
          ----------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ----------------------------------------------------------------
     4)   Proposed maximum aggregate value of transaction:
          ----------------------------------------------------------------
     5)   Total fee paid:
          ----------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:
          -----------------------------------------------------------------
     2)   Form, Schedule or Registration Statement No.:
          -----------------------------------------------------------------
     3)   Filing Party:
          -----------------------------------------------------------------
     4)   Date Filed:
          -----------------------------------------------------------------

                       DUKE REALTY INVESTMENTS, INC.
                          8888 KEYSTONE CROSSING
                                SUITE 1200
                           INDIANAPOLIS, INDIANA
                              (317) 846-4700


                                             March 20, 1997

Dear Shareholder:

The directors and officers of Duke Realty Investments, Inc. join me in extending to you a cordial invitation to attend the annual meeting of our shareholders. This meeting will be held on Thursday, April 24, 1997, at 10:00 a.m., at the Radisson Plaza Hotel, Keystone at the Crossing, Indianapolis, Indiana. We believe that both the shareholders and management of Duke Realty Investments, Inc. can gain much through participation at these meetings. Our objective is to make them as informative and interesting as possible.

The formal notice of this annual meeting and the proxy statement appear on the following pages. After reading the proxy statement, please mark, sign, and return the enclosed proxy card to ensure that your votes on the business matters of the meeting will be recorded.

We hope that you will attend this meeting. Whether or not you attend, we urge you to return your proxy promptly in the postpaid envelope provided.

We look forward to seeing you on April 24.

                                             Sincerely,

                                             / s / John W. Wynne

                                             John W. Wynne
                                             Chairman

                       DUKE REALTY INVESTMENTS, INC.
                          8888 KEYSTONE CROSSING
                                SUITE 1200
                           INDIANAPOLIS, INDIANA
                              (317) 846-4700

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD APRIL 24, 1997


     The annual meeting of the shareholders of Duke Realty Investments, Inc. (the "Company") will be held at the Radisson Plaza Hotel, Keystone at the Crossing, Indianapolis, Indiana on April 24, 1997, at 10:00 a.m. EST, to consider and to take action on the following matters:

     1.   The election of four (4) Directors of the Company.

     2. An amendment to the Company's Articles of Incorporation to increase the authorized common stock of the Company to 150,000,000 shares.

     3. The transaction of such other business as may properly come before the meeting and any adjournments thereof.

     Only shareholders of record at the close of business on March 4, 1997, are entitled to notice of and to vote at this meeting and any adjournments thereof.

                                        By order of the Board of Directors,

                                        / s / John R. Gaskin

                                        John R. Gaskin
                                        Vice President, General Counsel and
                                        Secretary


Indianapolis, Indiana
March 20, 1997



 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE, AND SIGN YOUR PROXY, AND MAIL IT IN THE STAMPED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY. RETURNING THE PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON ON ALL MATTERS BROUGHT BEFORE THE MEETING.

                      DUKE REALTY INVESTMENTS, INC.
                          8888 KEYSTONE CROSSING
                                SUITE 1200
                           INDIANAPOLIS, INDIANA
                              (317) 846-4700
                         PROXY STATEMENT FOR THE
                      ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD APRIL 24, 1997




     The accompanying proxy is solicited by the Board of Directors of Duke Realty Investments, Inc. (the "Company") for use at the annual meeting of shareholders to be held April 24, 1997 and any adjournments thereof. Only shareholders of record as of the close of business on March 4, 1997 will be entitled to vote at the annual meeting. On March 4, 1997, the Company had 31,437,846 shares of common stock issued and outstanding.

     The Company's principal executive offices are located at 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240. The approximate date of mailing of this proxy statement is March 20, 1997.

     When the proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with any directions noted on the proxy. If no direction is indicated, the proxy will be voted in favor of the proposals set forth in the notice attached to this proxy statement. Any shareholder giving a proxy has the power to revoke it at any time before it is voted. Each share of common stock outstanding on the record date is entitled to one vote on each item submitted to the shareholders for their consideration.

     The entire expense of preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies will be paid by the Company. The Company does not expect that the solicitation will be made by specially engaged employees or paid solicitors. Although the Company might use such employees or solicitors if it deems them necessary, no arrangements or contracts have been made with any such employees or solicitors as of the date of this statement. In addition to the use of the mails, solicitation may be made by telephone, telegraph, facsimile, cable or personal interview. The Company will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse such record holders for their reasonable expenses incurred in doing so.

               INFORMATION ABOUT THE BOARD OF DIRECTORS AND
                          COMMITTEES OF THE BOARD

COMMITTEES OF THE BOARDS OF DIRECTORS OF THE COMPANY

     The Board of Directors of the Company met four times during the last fiscal year. All directors attended at least 75% of the aggregate of
(i) the total number of meetings of the Board of Directors of the Company held during the time each such director was a Director and (ii) the total number of meetings held by all Board of Directors' committees on which each such director served.

     The Board of Directors of the Company has an Asset Committee, an Audit Committee, an Executive Compensation Committee, a Finance Committee and a Nominating Committee.

     The function of the Asset Committee is to discuss, review and authorize business transactions that exceed established guidelines. The members of the Asset Committee are Messrs. Hefner, Feinsand, Peterson and Strauss and Ms. Cuneo. Mr. Strauss served as the Committee's chairman. The Committee met 13 times during 1996.

     The function of the Audit Committee is to evaluate audit performance, handle relations with the Company's independent auditors and evaluate policies and procedures related to internal accounting controls. The members of the Audit Committee are Messrs. Button, Feinsand, Lytle and Peterson, and Ms. Cuneo. Mr. Feinsand served as the Committee's chairman. The Committee met 4 times during 1996.

     The function of the Executive Compensation Committee is to review and make recommendations to the Board of Directors with respect to the compensation of directors, officers, and employees of the Company, to implement the Company's stock option and other employee benefit plans and to make recommendations to the Nominating Committee regarding individuals qualified to be nominated as unaffiliated directors. The members of the Executive Compensation Committee are Messrs. Button, Lytle, Rogers and Strauss and Ms. Cuneo. Mr. Button served as the Committee's chairman. The Committee met 3 times during 1996.

     The function of the Finance Committee is to review, recommend and authorize certain debt financing and equity transactions. The members of the Finance Committee are Messrs. Button, Feinsand, Rogers, Staton, Strauss and Zink. Mr. Rogers served as the Committee's chairman. The Committee met 4 times during 1996.

     The function of the Nominating Committee is to nominate individuals to serve as unaffiliated directors. The Nominating Committee is comprised of all of the unaffiliated directors, Messrs. Button, Feinsand, Lytle, Peterson, Rogers and Strauss and Ms. Cuneo. The Committee does not formally consider nominations by shareholders. Mr. Button served as the Committee's chairman. The Committee met once during 1996.

COMPENSATION OF DIRECTORS

     Each unaffiliated director receives 600 shares of Company common stock as annual compensation. Unaffiliated directors also receive a fee of $2,500 for attendance at each meeting of the Board of Directors. In addition, the unaffiliated directors receive $500 for participation in each telephonic meeting of the Board and for participation in each committee meeting not held in conjunction with a regularly scheduled Board meeting. Officers of the Company who are also directors receive no additional compensation for their services as directors.

ELECTION OF DIRECTORS - PROPOSAL NO. 1

     Four Directors are to be elected. Howard L. Feinsand, James E. Rogers, Daniel C. Staton and Jay J. Strauss have been nominated for a term of three years and until their successors are elected and qualified. All nominees are members of the present Board of Directors.

     The election of each director requires the affirmative vote of at least a majority of the common shares present in person or represented by proxy and entitled to vote for the election of directors. The holder of each outstanding share of common stock is entitled to vote for as many persons as there are directors to be elected. An abstention, broker non-vote, or direction to withhold authority will result in a nominee receiving fewer votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE ELECTION OF THE FOLLOWING
NOMINEES:


NOMINEES FOR ELECTION AS DIRECTORS AT 1997 ANNUAL MEETING
FOR TERMS EXPIRING IN 2000
                  NAME, AGE, PRINCIPAL OCCUPATION(S) AND       DIRECTOR
                  BUSINESS EXPERIENCE DURING PAST 5 YEARS       SINCE
                  ---------------------------------------      ---------
HOWARD L. FEINSAND, AGE 49                                      1988
Founder and Principal, Choir Capital Ltd., since 1996. For 1995 and 1996,
Managing Director, Citicorp North America, Inc. Prior to 1995, Senior Vice
President, GE Capital Aviation Services, Inc., an aircraft leasing company, and Senior Vice President of Polaris Aircraft Leasing
Corporation. Director of Medizone International Corporation.

JAMES E. ROGERS, AGE 49                                         1994
Vice Chairman, President and Chief Executive Officer of CINergy, a
regional utility holding company, since 1994. Prior to 1994, Chairman,
President and Chief Executive Officer of PSI Energy, Inc. Director of
CINergy Corp., Fifth Third Bancorp, and Bankers Life Holding Corporation.

DANIEL C. STATON, AGE 44                                        1993
Executive Vice President and Chief Operating Officer of the Company.
Director of Storage Trust Realty, Inc.

JAY J. STRAUSS, AGE 61                                          1985
Chairman and Chief Executive Officer of Regent Realty Group, Inc., a
general real estate and mortgage banking firm.

CONTINUING DIRECTORS

The continuing directors listed in the table below will continue in office until expiration of their terms. If, at the time of the 1997 annual meeting, any of the nominees is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

                    NAME, AGE, PRINCIPAL OCCUPATION(S) AND      DIRECTOR
                    BUSINESS EXPERIENCE DURING PAST 5 YEARS       SINCE
                    ---------------------------------------     --------

DIRECTORS WHOSE TERMS EXPIRE IN 1998
GEOFFREY BUTTON, AGE 48                                         1993
An independent real estate and financing consultant. Prior to 1996, was executive Director of Wyndham Investments Limited, a property holding company of Allied Domecq Pension Funds. Director of Major Realty and
Sector Communications, Inc.

NGAIRE E. CUNEO, AGE 46                                         1995
Executive Vice President, Corporate Development, Conseco, Inc., an owner, operator and provider of services to companies in the financial services industry. Director of Conseco, Inc. and Bankers Life Holding Corporation.

JOHN D. PETERSON, AGE 64                                        1986
Chairman of City Securities Corporation, a securities brokerage firm.
Director of Lilly Industries, Inc.

DARELL E. ZINK, JR., AGE 50                                     1993
Executive Vice President, Chief Financial Officer and Assistant Secretary
of the Company. Director of Inland Mortgage Corporation.

DIRECTORS WHOSE TERMS EXPIRE IN 1999
THOMAS L. HEFNER, AGE 50                                        1993
President and Chief Executive Officer of the Company.

L. BEN LYTLE, AGE 50                                            1996
President and Chief Executive Officer of Anthem, Inc., a national insurance and financial services firm. Director of Acordia, Inc. and
IPALCO Enterprises, Inc.

JOHN W. WYNNE, AGE 64                                           1985
Chairman of the Board of the Company. Retired from Bose McKinney & Evans, attorneys. Director of First Indiana Corporation.

                 VOTING SECURITIES AND BENEFICIAL OWNERS


     The Company has one class of voting common stock outstanding of which 31,437,846 shares ("Common Shares") were outstanding as of the close of business on March 4, 1997. The following table shows, as of March 4, 1997, the number and percentage of Common Shares and interests ("Units") in Duke Realty Limited Partnership ("DRLP"), an affiliate of the Company, held by
(i) all directors and nominees, (ii) each person known to the Company who beneficially owned more than five percent of the issued and outstanding Common Shares, and (iii) certain executive officers. Each Unit is convertible into one Common Share at the option of the holder. The total number of Common Shares and Units (other than Units owned by the Company) outstanding as of the close of business on March 4, 1997 was 34,747,604.

                  Amount and       Percent of   Percent of   Effective
                  Nature of        All Common   All Common   Economic
Beneficial        Beneficial       Shares       Shares/      Ownership of
Owner             Ownership        (1)          Units (2)    Executive
                                                             Officers
-------------     ----------       ----------   ----------   ------------
Thomas L. Hefner   1,740,841  (4)     5.30%        5.00%       899,528
Daniel C. Staton   1,638,425  (5)     5.00%        4.71%       797,112
Darell E. Zink,Jr. 1,715,678  (6)     5.23%        4.93%       874,366
John W. Wynne      1,699,549  (7)     5.20%        4.89%       772,245
Geoffrey Button        1,576           (13)         (13)           N/A
Ngaire E. Cuneo        5,200           (13)         (13)           N/A
Howard L. Feinsand     3,010           (13)         (13)           N/A
L. Ben Lytle             600           (13)         (13)           N/A
John D. Peterson      19,190 (8)       (13)         (13)           N/A
James E. Rogers        1,559           (13)         (13)           N/A
Jay J. Strauss         3,007 (9)       (13)         (13)           N/A
FMR Corp.(14)      3,139,709          9.99%        9.04%           N/A
LaSalle Group (15) 1,562,600          4.97%        4.50%           N/A
Richard W. Horn       36,509 (10)      (13)         (13)        36,509
Donald J. Hunter,
 Jr.                  33,445 (11)      (13)         (13)        33,445
William E.
 Linville, III        38,777 (12)      (13)         (13)        38,776
Directors and
 Executive Officers
 as a Group (27
 persons)          4,376,414         12.82%       12.45%     4,353,091

(1) Assumes that the only Units exchanged for Common Shares are those owned by such beneficial owner.

(2) Assumes exchange of all outstanding Units for Common Shares.

(3) Reflects Common Shares and Units held directly by executive officers and members of their family, as well as their proportionate economic interest in Common Shares and Units owned by various entities.

(4) Includes 347,730 Common Shares owned by Mr. Hefner and members of his family and stock options exercisable for 42,300 Common Shares. Also includes the following Units: (i) 289,753 Units owned directly by Mr. Hefner; and (ii) 1,061,058 Units owned by DMI Partnership, a partnership in which Mr. Hefner owns a 20.71% beneficial interest.

(5) Includes 335,578 Common Shares owned by Mr. Staton and stock options exercisable for 42,300 Common Shares. Also includes the following Units:
(i) 199,489 Units owned directly by Mr. Staton; and (ii) 1,061,058 Units owned by DMI Partnership, a partnership in which Mr. Staton owns a 20.71% beneficial interest.

(6) Includes 331,563 Common Shares owned by Mr. Zink and members of his family and stock options exercisable for 42,300 Common Shares. Also includes the following Units: (i) 280,757 Units owned directly by Mr. Zink; and (ii) 1,061,058 Units owned by DMI Partnership, a partnership in which Mr. Zink owns a 20.71% beneficial interest.

(7) Includes: (i) 404,857 Common Shares owned by Mr. Wynne and members of his family; (ii) 85,991 Common Shares owned as trustee under the Phillip R. Duke Irrevocable Trust in which Mr. Wynne disclaims any beneficial interest and (iii) stock options exercisable for 42,300 Common Shares. Also includes the following Units: (i) 105,343 Units owned directly by Mr. Wynne; and
(ii) 1,061,058 Units owned by DMI Partnership, a partnership in which Mr. Wynne owns a 20.71% beneficial interest.

(8) Includes: (i) 7,349 Common Shares owned by Mr. Peterson and members of his family; (ii) 4,700 Common Shares owned by Mr. Peterson as Trustee for the Peterson Family GST Investment Share Trust; and (iii) 7,141 Common Shares owned for investment purposes by City Securities Corporation, a firm in which Mr. Peterson serves as Chairman of the Board and Chief Executive Officer.

(9) Includes 1,507 shares owned by Mr. Strauss and his spouse, and 1,500 shares held in a trust in which Mr. Strauss' family members are beneficiaries.

(10) Includes 11,387 Common Shares owned by Mr. Horn and his spouse and stock options exercisable for 21,800 Common Shares. Also includes 3,322 Units beneficially owned by Mr. Horn under an agreement with a partnership owned by certain other executive officers.

(11) Includes 3,342 Common Shares owned by Mr. Hunter and stock options exercisable for 23,800 Common Shares. Also includes 4,010 Units owned directly and 2,293 Units beneficially owned by Mr. Hunter under an agreement with a partnership owned by certain other executive officers.

(12) Includes 7,158 Common Shares owned by Mr. Linville and his family and stock options exercisable for 26,800 Common Shares. Also includes 4,819 Units beneficially owned by Mr. Linville under an agreement with a partnership owned by certain other executive officers.

(13) Represents less than 1% of the outstanding Common Shares.

(14) Information about these Common Shares is based upon a Schedule 13G provided to the Company in February, 1996. No subsequent amendments have been received by the Company. The address of FMR Corp. is 82 Devonshire St., Boston MA.

(15) Information about these Common Shares is based upon a Schedule 13G provided to the Company in February, 1997. No subsequent amendments have been received by the Company. The LaSalle Group consists of LaSalle Advisors Limited Partnership ("LaSalle"), ABKB/LaSalle Securities Limited Partnership ("ABKB"), William K. Morrill, Jr. and Keith R. Pauley, all of 11 South LaSalle Street, Chicago, IL 60603. Messrs. Morrill and Pauley are responsible for the investment decisions made by LaSalle and ABKB and disclaim beneficial ownership in the Company.

              REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE


EXECUTIVE COMPENSATION PHILOSOPHY

     The primary objectives of the Executive Compensation Committee (the "Committee") of the Board of Directors in determining total compensation of the Company's executive officers are (i) to enable the Company to attract and retain high quality executives by providing total compensation opportunities with a combination of compensation elements which are at or above competitive opportunities and which provide for moderate fixed costs and leveraged incentive opportunities, and (ii) to align shareholder interests and executive rewards by providing substantial incentive opportunities to be earned by meeting standards designed to increase long-term shareholder value. In order to accomplish these objectives, the Committee adopted in 1995 an executive compensation program which provides
(i) annual base salaries at or near the market median, (ii) annual incentive opportunities which reward the executives for achieving or surpassing performance goals which represent industry norms of excellence, and (iii) long-term incentive opportunities which are directly related to increasing shareholder value.

     The Committee has not yet developed a position regarding the Internal Revenue Code provisions limiting deductions for certain compensation to $1.0 million per person because no compensation paid to any one individual has approached such limitation. However, the Committee has taken steps to mitigate any future negative impact of this provision by structuring long-term incentive plans to qualify for exemption from the limit on tax deductibility.

ANNUAL INCENTIVE OPPORTUNITIES

     The Annual Incentive Opportunities consist of Base Salary and Annual Cash Incentives. The objective of the Committee is for total annual cash compensation, consisting of these two components for each executive officer, to be between the 50th and 75th percentile of the comparable market. The market median for the CEO and the COO is based on a comparison group of 13 other publicly-traded real estate investment trusts and for the other executive officers on comparison data obtained from the National Association of Real Estate Investment Trusts (NAREIT).

BASE SALARIES

     The range of base salaries for executive officers of the Company is established with a midpoint based upon the market median and provides for a 50 percent differential between the minimum and maximum annual salary within the range. The midpoint of the range is equal to 90 percent of the market median for the most senior executive officers and the vice presidents in-charge of business segments and equal to the market median for other executive officers. The base salary is set at a level within the range based upon subjective factors related to the individual's experience and performance.

ANNUAL CASH INCENTIVES

     A targeted annual cash incentive for each executive officer is set at a percentage of base salary. The targeted annual percentage for each executive is determined by the desired combination of fixed and variable compensation for each executive which is adjusted based on his or her ability to impact measurable results. The amount of each executive's annual award is based on a combination of three performance factors: (i) overall corporate performance; (ii) business segment or departmental performance; and (iii) individual performance. The relative importance of each of the performance factors in determining annual cash incentives differs for each executive position with the performance factor for the most senior executives being based more heavily on overall corporate performance and the performance factor for the officers in-charge of business segments or departments being based on more heavily on the performance of their segment or department. The overall corporate performance factor is based on a three-tier measurement system consisting of Funds from Operations Growth Per Common Share, Return on Shareholders' Equity and Return on Real Estate Investments. The business segment performance is based on a four-tier measurement system consisting of return on the in-service property portfolio, value creation though new development and acquisitions performance, the contribution level of the business unit to the Company overall and certain other non-financial measures. The amount of the targeted annual cash incentives paid is based on the level of attainment of each of the measurements as compared to the pre-determined standards established by the Committee. If performance is below an established threshold amount, no cash incentives are paid. If performance meets or exceeds the threshold levels, the payment of annual cash incentives may range from 25 percent to 150 percent of the targeted amounts.

LONG-TERM INCENTIVE OPPORTUNITIES

     A potential long-term incentive award for each executive officer is set at a percentage of base salary. The amount of long-term incentive awarded on an annual basis is determined at the discretion of the Committee but is tied to overall corporate and business segment performance. The long-term incentive opportunities consist of approximately two-thirds Stock Options ("Options") and Dividend Increase Units ("DIUs") and one-third Shareholder Value Grants.

Stock Option and Dividend Increase Unit Plans:
---------------------------------------------

     The objectives of the Stock Option and Dividend Increase Unit Plans are to provide executive officers with long-term incentive opportunities aligned with the shareholder benefits of an increased Common Stock value and increased annual dividends. The number of Options and DIUs issued to each executive annually is set by the Committee based on the goal of providing approximately two-thirds of the total annual long-term incentive award through these plans. The Options and DIUs are for terms of no more than ten years and generally become vested, pursuant to a schedule set by the Committee, 50 percent three years after the date of grant and 25 percent four and five years after the date of grant. The Options may not be issued for less than the fair market value of the Company's Common Stock at the date of grant. The value of each DIU at the date of exercise will be determined by calculating the percentage of the Company's annualized dividend per share to the market value of one share of the Company's Common Stock (the "Dividend Yield") at the date the DIU is granted and dividing the increase in the Company's annualized dividend from the date of grant to the date of exercise by such Dividend Yield. A DIU may be exercised by a participant only to the extent that such participant has exercised an Option to purchase a share of Common Stock of the Company under an Option granted under the 1995 Stock Option Plan on the same date as the grant of the DIU.

Shareholder Value Plan:
-----------------------

     The objective of the Shareholder Value Plan is to provide executive officers with long-term incentive opportunities directly related to providing total shareholder return in excess of the median of independent market indices. The annual Shareholder Value Plan amount for each executive is set by the Committee with the goal of providing approximately one-third of the total long-term incentive award through this plan. The award vests entirely three years after the date of grant and the amount paid is based on the Company's total shareholder return for such three year period as compared to independent market indices. The independent market indices used for comparison are the S&P 500 Index and the NAREIT Equity REIT Total Return Index. The amount of the award payable may range from zero percent if both of the rankings of the comparable returns are less than the 50th percentile of both of the indices to 300 percent if the rankings of both of the comparable returns are in the 90th percentile or higher of both of the indices, with 100 percent of the award being payable at the 60th percentile.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The compensation awarded to Mr. Hefner in 1996 consisted primarily of an annual base salary, an annual cash incentive award, and grants under the Company's long-term incentive plans. The total compensation paid to Mr. Hefner has historically resulted in total compensation which is below the comparable market median but is considered appropriate in light of Mr. Hefner's substantial equity interest in the Company and his stock options held.
     Base Salary: The Committee intends to gradually increase Mr. Hefner's base salary with the intent that, by 1999, his base salary will be equal to 90 percent of the market median of a comparison group of thirteen other publicly traded real estate investment trusts. Mr. Hefner's annual base salary for 1996 was $165,000.

     Annual cash incentive: Under the Committee's executive compensation plan, Mr. Hefner is eligible for a targeted annual cash incentive bonus (to be phased in through 1997). The amount of Mr. Hefner's annual cash incentive bonus is determined solely upon overall corporate performance which is based on a three-tier measurement system consisting of Funds from Operations Growth Per Common Share, Return on Shareholders' Equity and Return on Real Estate Investments as compared to pre-determined target criteria established by the Committee. Under the three tier measurement system, the Funds from Operations Growth measurement comprises 80 percent of the rating with each of the other two factors comprising 10 percent of the rating. The amount of the targeted annual cash incentives paid is based on the level of attainment of each of the measurements as compared to the pre-determined standards. If performance is below an established threshold amount, no cash incentives are paid. If performance meets or exceeds the threshold levels, the payment of annual cash incentives may range from 25 percent to 150 percent of the targeted amounts. For 1996, the Company's FFO Growth Per Common Share was 11.98%, its Return on Shareholders' Equity was 10.65% and its Return on Real Estate Investments was 9.27%. All of these factors equaled or exceeded the pre-determined standards established by the Committee. Based on this performance, Mr. Hefner received an Annual Cash Incentive award of $100,000 for 1996.

     Long-term incentive opportunity award: Mr. Hefner is also eligible for a targeted long-term incentive award with a value equal to a percentage of his annual base salary. For 1996, the long-term incentive opportunity award consisted of (i) the grant of an option to purchase 6,440 shares of Company Common Stock at a price of $32.125 per share, (ii) the grant of 6,440 DIUs with a Dividend Yield of 6.10%, and (iii) the award of a targeted amount of $30,000 under the Shareholder Value Plan.

                          COMPENSATION COMMITTEE
                          Geoffrey Button, Chair
                             Ngaire E. Cuneo
                             James E. Rogers
                              Jay J. Strauss
                               L. Ben Lytle

                            PERFORMANCE GRAPH

     The following graph compares, over the last five years, the cumulative total shareholder return on the Company's common stock with the cumulative total return of the S&P 500 Index, and the cumulative total return of the NAREIT Equity REIT Total Return Index.

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                   COMPANY COMMON STOCK, S&P 500 INDEX,
               AND NAREIT EQUITY REIT TOTAL RETURN INDEX *


EDGAR PRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                  THE COMPANY     NAREIT      S&P

DEC. 1991              100.00     100.00   100.00
DEC. 1992              127.69     114.59   107.67
DEC. 1993              195.10     137.11   118.43
DEC. 1994              266.35     141.46   119.97
DEC. 1995              316.62     163.06   164.88
DEC. 1996              413.34     220.56   202.74

                 DEC.91   DEC.92   DEC.93   DEC.94   DEC.95   DEC.96
The Company      100.00   127.69   195.10   266.35   316.62   413.34
NAREIT           100.00   114.59   137.11   141.46   163.06   220.56
S&P100           100.00   107.67   118.43   119.97   164.88   202.74

* Assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1991 and that all dividends were reinvested.

                    COMPENSATION OF EXECUTIVE OFFICERS

                        SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation awarded, earned by, or paid to the Company's chief executive officer and the Company's four other most highly compensated executive officers (the "Named Executive Officers") during the last three fiscal years.

                            ANNUAL COMPENSATION      LONG-TERM
                            -------------------      COMPENSATION
                                                     AWARDS
                                                     ------------
                                                     SECURITIES     (1)
NAME AND PRINCIPAL                                   UNDERLYING   ALL OTHER
POSITION              YEAR   SALARY ($)   BONUS ($)  OPTIONS (#) COMPENSATION
------------------    ----   ----------   ---------  ----------  ------------
Thomas L. Hefner      1996    $165,000     $100,000    6,440        $3,000
President and         1995     150,000       60,000    6,756         2,900
Chief Executive
Officer               1994     150,000            0        0         4,500

Daniel C. Staton      1996     165,000      100,000    6,440         3,000
Executive Vice
President and         1995     150,000       60,000    6,756         2,920
Chief Operating
Officer               1994     150,000            0        0         4,500

William E. Linville,
III                   1996     120,000      225,000    8,587         3,000
Vice President        1995     110,000      120,000   29,008         3,000
Industrial            1994     110,000       85,000        0         4,100

Richard W. Horn       1996     120,000      200,000    8,587         3,000
Vice President        1995     105,000      100,000   16,508         3,000
Acquisitions          1994     105,000       47,500        0         4,100

Donald J. Hunter, Jr. 1996     120,000      150,000    8,587         3,000
Vice President        1995     105,000      100,000   21,508         3,000
Columbus              1994     105,000       85,000        0         4,100

(1) Represents allocable contributions by the Company for the account of the Named Executive Officer to the Company's Profit Sharing and Salary Deferral Plan.

                       STOCK OPTION GRANTS IN 1996

      The  following  table sets forth certain information  for  the  Named
Executive Officers relating to stock option grants during 1996 under the Company's 1995 Stock Option Plan.

                                                       POTENTIAL REALIZABLE
                                                       VALUE AT ASSUMED
                          INDIVIDUAL GRANTS            ANNUAL RATE OF STOCK
                  ---------------------------------    PRICE APPRECIATION FOR
                                                       OPTION TERM (1)
                                                       ----------------------
                 NUMBER OF   % OF TOTAL
                 SECURITIES  OPTIONS     EXERCISE
                 UNDERLYING  GRANTED TO  PRICE PER
                 OPTIONS     EMPLOYEES   SHARE     EXP.    5%       10%
  NAME           GRANTED     IN 1996     ($/SHARE) DATE    ---      ---
--------------   ----------  ----------- --------- -------


Thomas L. Hefner   6,440       5.22%      $32.125   1/31/06 $130,109 $329,721
Daniel C. Staton   6,440       5.22%       32.125   1/31/06  130,109  329,721
William E.
 Linville, III     8,587       6.96%       32.125   1/31/06  173,485  439,646
Richard W. Horn    8,587       6.96%       32.125   1/31/06  173,485  439,646
Donald J.
 Hunter, Jr.       8,587       6.96%       32.125   1/31/06  173,485  439,646

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast future appreciation of the Company's stock price. For the options expiring on January 31, 2006, the Company's per share stock price would be $52.33 and $83.32 if increased 5% and 10%, respectively, compounded annually over the 10 year option term.

     The following table presents certain information for the Named Executive Officers relating to the exercise of stock options during 1996 and, in addition, information relating to the valuation of unexercised stock options.

           AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION VALUES

                                NUMBER OF            VALUE OF
                                SECURITIES           UNEXERCISED
                                UNDERLYING           IN-THE-MONEY
                                UNEXERCISED          OPTIONS AT
                                OPTIONS              12/31/96 (1)
                                AT 12/31/96
                                ---------------      --------------
           SHARES
           ACQUIRED
           ON          VALUE
           EXERCISE    RELZD.  EXERCIS.  UNEXERCIS.   EXERCIS.  UNEXERCIS.
NAME         (#)        ($)     (#)       (#)          ($)       ($)
---------- --------    ------  --------  ---------    -------   ----------    -------------
Thomas L.
 Hefner        0          0      42,300      41,396    $623,925  $510,208
Daniel C.
 Staton        0          0      42,300      41,396     623,925   510,208
William E.
Linville, III  0          0      18,100      42,995     258,475   466,330
Richard W.
Horn           0          0      15,600      32,995     226,913   340,080
Donald J.
Hunter, Jr.    0          0      16,600      36,995     239,538   390,580

(1) Based on the closing price of the Company's Common Shares on December 31, 1996 of $38.50.

The following table sets forth awards to the Named Executive Officers in 1996 under the Company's 1995 Dividend Increase Unit Plan and 1995 Shareholder Value Plan.

            LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                   ESTIMATED FUTURE
                                                   PAYOUTS UNDER
                                                   NON-STOCK
                                                   PRICED-BASED-PLANS
                         NUMBER OF   PERFORMANCE   ------------------
                         SHARES,     PERIOD
                         DUIs, OR    UNTIL
                         OTHER       PAYOUT
NAME                     RIGHTS                  THRESHOLD  TARGET   MAXIMUM
-----------------        ----------  -------     ---------  ------  --------
Thomas L. Hefner
 Dividend Increase Unit
  Plan (1)                6,440 DIUs      N/A         N/A        N/A     N/A
 Shareholder Value Plan
  (2)                            N/A  3 Years          $0    $30,000 $90,000
Daniel C. Staton
 Dividend Increase
  Unit Plan (1)           6,440 DIUs      N/A         N/A        N/A     N/A
 Shareholder Value
  Plan (2)                       N/A  3 Years           0     30,000  90,000
William E. Linville, III
 Dividend Increase
  Unit Plan (1)           8,587 DIUs      N/A         N/A        N/A     N/A
 Shareholder Value
  Plan (2)                       N/A  3 Years           0     40,000 120,000
Richard W. Horn
 Dividend Increase
  Unit Plan (1)           8,587 DIUs      N/A         N/A        N/A     N/A
 Shareholder Value
  Plan (2)                       N/A   3 Years          0     40,000 120,000
Donald J. Hunter, Jr.
 Dividend Increase
  Unit Plan (1)           8,587 DIUs       N/A        N/A        N/A     N/A
 Shareholder Value
  Plan (2)                       N/A   3 Years          0     40,000 120,000

 (1) Under the 1995 Dividend Increase Unit Plan, DIUs are granted to key employees. DIUs granted to date vest over a 5 year period with 50% vesting at the end of year 3 and 25% vesting at the end of years 4 and 5. DIUs may be exercised by a participant only to the extent that such participant has purchased a share of Company Common Stock pursuant to an option granted under the 1995 Stock Option Plan on the same date as the grant of the DIU. The value of each DIU at the date of exercise is determined by calculating the Dividend Yield at the date the DIU is granted and dividing the increase in the Company's annualized dividend from the date of grant to the date of exercise by such Dividend Yield. DIUs not exercised within 10 years of the date of grant are forfeited. Distribution of a participant's benefits under the 1995 Dividend Increase Unit Plan will be made in a single lump sum payment in the form of whole shares of the Company's Common Stock. No DIUs were vested at year end.

(2) Under the 1995 Shareholder Value Plan, awards are granted in specified dollar amounts to selected key employees. The specified award is payable to the participant on the third anniversary of the grant of the award. The payment of the bonus award amount will be adjusted based upon the Company's cumulative total shareholder return for the three year period beginning on the date of grant as compared to the cumulative total return for the S&P 500 Index and the NAREIT Equity REIT Total Return Index (the "Indices") for the same period. The Company's cumulative total shareholder return is calculated by determining the average per share closing price of the Company's Common Stock for the 30 day period preceding the end of the three year period increased by an amount that would be realized if all cash dividends paid during the three year period were reinvested in Company Common Stock and comparing this amount to the average per share closing price of the Company's Common Stock for the 30 day period preceding the date of grant. The payment of one-half of the bonus award is adjusted based upon the percentile ranking of the Company's cumulative total shareholder return as compared to each of the Indices for the same period. The payment adjustment may range from zero percent if both of the rankings of the comparable returns are less than the 50th percentile of both of the Indices to 300 percent if both of the rankings are in the 90th percentile or higher of both of the Indices, with 100 percent of the award being payable at the 60th percentile. Distribution of a participant's adjusted bonus award at the end of the three year period after the date of grant will be made one-half in cash and one-half in the form of whole shares of Company Common Stock.

                           CERTAIN TRANSACTIONS

     A wholly-owned subsidiary of the Company is the sole general partner of Duke Realty Services Limited Partnership (the "Services Partnership"), which is in turn the sole general partner of Duke Construction Limited Partnership (the "Construction Partnership"). The operations of these entities are included in the consolidated financial statements of the Company. The Services Partnership provides third-party property management, leasing and development services and the Construction Partnership provides third-party construction services. Certain of the executive officers own limited partnership interests in these entities. Thomas L. Hefner, Daniel
C. Staton, Darell E. Zink, Jr., John W. Wynne, Gary A. Burk and David R. Mennel, all of whom are officers of the Company or its wholly owned subsidiary, control DMI Partnership ("DMI"), which owns ninety percent of the capital interests of the Services Partnership and a profit's interest which varies from ten percent to ninety percent. The share of net income of the Services Partnership allocated to DMI in 1996 was $1,237,263. DMI's share of net income from the Services Partnership is included in minority interest in the Company's financial statements. The Company has an option to acquire DMI's interest in the Services Partnership in exchange for 416,666 Units. DMI also indirectly owns a ninety-five percent limited partnership interest in the Construction Partnership which the Company has the option to purchase for $1,000. The Construction Partnership has a deficit cumulative capital balance, thus there was no allocation of net income to any of the partners of the Construction Partnership, including DMI.

     The Services Partnership and the Construction Partnership provide property management, leasing, construction and other tenant related services to properties in which Messrs. Hefner, Staton, Zink, Wynne, Burk and Mennel have ownership interests. The Company has an option to acquire these executive officers' interests in these properties (the "Option Properties"). In 1996, the Services Partnership and the Construction Partnership received fees of $2,935,348 and $271,642, respectively, for services provided to the Option Properties. The fees charged by the Services Partnership and the Construction Partnership for such services are equivalent to those charged to other third-party owners for similar services except for one property. Pursuant to an agreement with this property's lender, the payment of 75% of the fees is deferred and is payable only from excess sale or refinancing proceeds. The Company agreed to this deferral in order to retain certain contracts for services provided to other properties owned by the lender. In 1996, $57,264 of such fees were deferred.

     The Company also leased operating facilities in certain of the Option Properties. In 1996, the aggregate rent under such leases was approximately $682,571. The rental amount paid is comparable to similar space in the area.

     DRLP has a $20.0 million loan to the Services Partnership which requires interest only payments at 12% through September, 2003. The loan then amortizes over a 15-year period with interest at 12% until final maturity in September, 2018. The loan is guaranteed by an entity owned indirectly by Messrs. Hefner, Staton, Zink, Wynne, Burk and Mennel.

     Messrs. Hefner, Staton, Zink, Wynne, Burk and Mennel have personal guarantees for $40.4 million of the Company's debt. DRLP has indemnified them from any liability with respect to such debt.

     The Company contracts with Steel Frame Erectors, Inc. ("SFE"), an entity owned by Messrs. Hefner, Staton, Zink, Wynne, Burk and Mennel, for certain construction-related services. During 1996, the total costs under these contracts for Company related projects was $1,104,572. The net income of SFE for 1996 was $7,998.

     The Company contracted with an affiliate of Conseco, Inc. during 1996 for certain construction related services. Ms. Cuneo, a director of the Company, is an Executive Vice President and director of Conseco, Inc. The Company earned $293,285 in fees on these contracts in 1996.

     In 1996, the Company agreed to construct a 75,000 square foot office building which will be entirely leased to an affiliate of Anthem, Inc. for a 10-year period. Mr. Lytle, a director of the Company, is President and Chief Executive Officer of Anthem, Inc. Construction commenced in January 1997, and the lease commencement date is October 1, 1997. The lease rate is comparable to similar space in the area.

   AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE
             AUTHORIZED STOCK  OF THE COMPANY - PROPOSAL NO. 2

     The Board of Directors of the Company has proposed an increase in the number of authorized shares of the Company's Common Stock to 150,000,000 shares from 45,000,000 shares. The proposed increases would result in 155,000,000 total authorized shares of Company stock, of which 150,000,000 shares would be Common Stock, par value $.01 per share, and 5,000,000 shares would continue to be Preferred Stock, par value $.01 per share. The terms of the additional authorized shares will be the same as those that apply to the Corporation's currently authorized Common Stock.

     The Board of Directors believes that the proposed increase is desirable so that, as the need may arise, the Company will have more flexibility to issue shares of Common Stock, without the expense and delay of a special stockholder's meeting, in connection with possible future stock dividends or stock splits, equity financings, future opportunities for expanding the business through acquisitions (such as mergers), incentive compensation of directors and employees, and for other corporate purposes for which the issuance of stock may be advisable.

     The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. However, the Board of Directors will have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or stock exchange regulations. To the extent that additional authorized shares are issued in the future, they will decrease the existing stockholder's percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to the existing stockholders. The holders of Common Stock have no preemptive rights.

     Approval of this proposal will be determined by whether the votes cast for the proposal exceed those cast against. An abstention of broker non-vote on the proposal will not change the number of votes cast for or against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF PROPOSAL NO. 2.


                          APPOINTMENT OF AUDITORS

     The Company's consolidated financial statements for the fiscal year ended December 31, 1996, were audited by KPMG Peat Marwick LLP ("KPMG"). The Company has selected KPMG as its independent auditors for the fiscal year ending December 31, 1997. Representatives of KPMG are expected to be present at the annual meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to questions.

              SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

      Any shareholder of the Company wishing to have a proposal considered for inclusion in the Company's proxy solicitation materials for the 1998 Annual Meeting of Shareholders must set forth such proposal in writing and file it with the Secretary of the Company on or before November 20, 1997. The Board of Directors of the Company will review any shareholder proposals that are filed as required, and will determine whether such proposals meet applicable criteria for inclusion in its 1997 proxy solicitation materials or consideration at the 1998 annual meeting.

                    SECTION 16(a) BENEFICIAL OWNERSHIP
                           REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who beneficially own more than 10% of the Company's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Based on a review of these forms, the Company believes that during 1996 all of its officers, directors and greater than 10% beneficial owners (collectively, "Reporting Persons") timely filed the forms required under Section 16(a). However, the following Reporting Persons failed to timely report the following transactions which occurred in 1995: (1) Mr. Mennel failed to timely report the acquisition of 30 shares of Common Stock by his children under the Company's dividend reinvestment plan, (2) Mr. Wynne failed to timely report the acquisition of 1,208 Units in return for his contribution of property to DRLP, (3) Messrs. Wynne, Hefner and Zink failed to timely report the acquisition of 5,916 Units by an entity in which they have a beneficial ownership interest in return for the contribution of property by that entity to DRLP,
(4) Messrs. Wynne, Hefner, Zink, Staton, Mennel and Burk failed to timely report the distribution of 27,710 shares to certain employees of the Company by an entity in which they own a beneficial interest, (5)Messrs. Wynne, Hefner, Zink, Staton, Mennel and Burk failed to timely report the change in ownership of 28,628 Units from an indirect interest held by an entity in which they owned a beneficial interest to a direct ownership interest, and (6) David Minton failed to timely report the acquisition of 301 shares of Common Stock.

                              ANNUAL REPORT

     A copy of the Company's Annual Report for the year ended December 31, 1996 has been provided to all shareholders as of the record date. The Annual Report is not to be considered as proxy solicitation material.

                              OTHER MATTERS

      The Board of Directors knows of no other matters to be brought before this annual meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.


      IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. Whether or not you attend the meeting, you are urged to execute and return the proxy.

                                                For the Board of Directors,
                                                       [Signature]
                                                       John W. Wynne
                                                       Chairman

March 20, 1997

   Edgar-Only Text:PROXY                       DUKE REALTY INVESTMENTS, INC.
   PROXY
                          8888 KEYSTONE CROSSING, SUITE 1200
                             INDIANAPOLIS, INDIANA 46240
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY


     The undersigned hereby appoints Thomas L. Hefner, John W. Wynne and John R. Gaskin, and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote, as designated on the reverse side of this proxy, all shares of Common Stock of Duke Realty Investments, Inc. which the undersigned would be entitled to vote if personally present at the annual meeting of Shareholders to be held on April 24, 1997, at 10:00 a.m. and at any adjournment thereof.

              (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

   /x/ Please mark your votes as in this example.
                        FOR ALL NOMINEES   WITHHOLD
                        LISTED AT RIGHT    AUTHORITY         NOMINEES:
                        (except as         to vote for     Howard L. Feinsand
                        indicated to the   nominee(s)      James E. Rogers
                        contrary below)    listed at right Daniel C. Staton
                                                           Jay J. Strauss
   1.   ELECTION OF
        DIRECTORS FOR A
        TERM OF THREE
        YEARS.                    / /                / /

        For, except vote withheld from the following nominee(s):

        ---------------------------------------------------------------------
                                                      FOR  AGAINST ABSTAIN

   2.   PROPOSAL TO APPROVE AMENDMENT TO ARTICLES
        OF INCORPORATION TO INCREASE AUTHORIZED
        COMMON STOCK TO 150,000,000 SHARES.           / /    / /      / /


   In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

   The undersigned acknowledges receipt from Duke Realty Investments, Inc. prior to the execution of this proxy, a notice of the meeting, a proxy statement, and an annual report to shareholders.

   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

   SIGNATURE __________________________________  DATE ___________________


   SIGNATURE __________________________________  DATE ___________________
                   (SIGNATURE IF HELD JOINTLY)

   NOTE: Please sign exactly as name appears above. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                       REVOCABLE PROXY